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                                                                     EXHIBIT 4.3



                                  TERM NOTE-A


$3,571,428.56                                                  Detroit, Michigan
                                                         Dated: October 31, 1997


     FOR VALUE RECEIVED, Cade Industries, Inc., a Wisconsin corporation (herein called "Company") promises to pay to the order of COMERICA Bank, a Michigan banking corporation, (herein called "Bank"), at its Main Office at 500 Woodward Avenue, Detroit, Michigan 48226, the principal sum of Three Million Five Hundred Seventy One Thousand Four Hundred Twenty Eight and 56/100 Dollars ($3,571,428.56) in lawful money of the United States of America payable in quarterly installments of principal of One Hundred Seventy Eight Thousand Five Hundred Seventy One and 43/100 Dollars ($178,571.43) each, commencing on January 1, 1998 and on the first day of each calendar quarter thereafter until November 1, 2002, when the entire unpaid balance of principal and interest thereon shall be due and payable, together with interest thereon as hereinafter set forth.

     Company shall pay interest on the indebtedness outstanding under this Note from time to time at the per annum rate equal to eight and nineteen one hundredths percent (8.19%). Upon the occurrence of any event of default described in the Loan Agreement (as defined below) and maturity of the indebtedness hereunder (whether at stated maturity or by acceleration), interest shall accrue on the unpaid principal balance at a per annum rate as provided in the Loan Agreement referred to below. Interest shall be payable quarterly commencing on the 1st day of January, 1998 and on the first day of each calendar quarter thereafter. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and, in such computation, effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans.
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     This Note evidences indebtedness incurred by Company under, is secured pursuant to, may be matured as set forth in, and shall be prepaid in accordance with, the Second Amended and Restated Credit Agreement entered by and between Company and Bank dated as of October 31, 1997 ("Loan Agreement"), the terms and conditions of which are hereby incorporated herein. Upon an event of default, as described in the Loan Agreement, Bank shall be entitled to all of the rights and remedies described therein or to which it is entitled under applicable law.

     As additional security, Bank is granted a lien on all property and assets (including deposits and other credits) of Company at any time in possession or control (or owing by) Bank for any purpose.

     If the interest and principal hereof are not fully paid at maturity hereof (whether by demand or otherwise), Company shall pay the holder hereof all its reasonable costs of collection of said principal and interest including, but no limited to, reasonable attorney fees.

     All agreements between Company and Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Agreement, this Note or any other instrument securing this Note or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by Company to Bank, (whether or not then due and payable) and not to the payment of interest.

     This Note replaces a Term Note dated September 29, 1995 in the original principal amount of $3,600,000 by Company payable to Bank.

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     Company hereby waives presentment, demand, protest and notice of dishonor and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Bank by other instruments or by law.

                                    CADE INDUSTRIES, INC.


                                    By:____________________________

                                    Its:__________________________

                                    Attest:_______________________

                                    Its:__________________________

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